June 4, 2025

LETTER AGREEMENT

AMG Funds (the “Trust”)

680 Washington Boulevard, Suite 500

Stamford, Connecticut 06901

Re: Expense Limitation Agreement

Ladies and Gentlemen:

This Letter Agreement documents an undertaking by AMG Funds LLC (the “Adviser”) to limit the total operating expenses of AMG GW&K Securitized Bond SMA Shares, a series of the Trust (the “Fund”).

Effective as of June 4, 2025, and until at least May 1, 2027 (and any subsequent periods as may be designated by the Adviser by notice to the Fund), the Adviser hereby undertakes to waive fees and/or pay or reimburse the Fund’s expenses in order to limit total annual operating expenses (exclusive of taxes, interest (including interest incurred in connection with bank and custody overdrafts and in connection with securities sold short), brokerage commissions and other transaction costs, dividends payable with respect to securities sold short, acquired fund fees and expenses, and extraordinary expenses) of the Fund to the annual rate of 0.00% of the average daily net assets attributable to the Fund.

This Letter Agreement shall terminate: (i) in the event the Adviser ceases to be the investment adviser of the Fund; (ii) upon mutual agreement between the Adviser and the Trust’s Board of Trustees; or (iii) in the event of the Fund’s liquidation unless the Fund is reorganized or is a party to a merger in which the surviving entity is successor to the accounting and performance information of the Fund. The term “Adviser” as used throughout this Letter Agreement shall include any entity that is the successor to the assets and liabilities of AMG Funds LLC that is the future investment adviser of the Fund and to whom the Letter Agreement is assigned. The term “Fund” as used throughout this Letter Agreement shall include any entity into which AMG GW&K Securitized Bond SMA Shares is reorganized and which is the successor to the accounting and performance information of AMG GW&K Securitized Bond SMA Shares.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

Sincerely,

AMG FUNDS LLC

By:
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
	Date:	June 4, 2025

ACKNOWLEDGED AND ACCEPTED

AMG FUNDS

By:
	Name:	Thomas Disbrow
	Title:	Treasurer, Chief Financial Officer, and Principal Financial Officer
	Date:	June 4, 2025